Exhibit 10.1

STEEL PARTNERS HOLDINGS L.P.

2022 Long Term Incentive Plan for Senior Management

Purpose

The Steel Partners Holdings L.P. 2022 Long Term Incentive Plan for Senior Management (the “Plan”) is intended to provide incentive award opportunities to eligible participants who are deemed to have contributed to the annual growth and profitability of Steel Partners Holdings L.P. and its direct and indirect wholly-owned subsidiaries (the “Company”) over a three year time horizon.

Effective Date and Term of Plan

The Plan is effective as of August 17, 2022. The Plan will continue until terminated, modified or suspended by the Company as provided herein.

Administration

The Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) shall be responsible for administering the Plan. The Compensation Committee may delegate, in its sole discretion, approval of bonuses for employees of the Company to the President and Chief Executive Officer of Steel Partners Holdings L.P. and/or to the Board. For sake of clarity, any future reference to the Compensation Committee implies the Compensation Committee and its designees. In the event that for any reason the Committee is unable to act, or if there shall be no such Compensation Committee, then the Board shall administer the Plan, and references herein to the Committee (except in the proviso to this sentence) shall be deemed to be references to the Board.

All decisions made by the Compensation Committee pursuant to the provisions of the Plan shall be made in its sole discretion and shall be final, conclusive and binding upon all parties. Subject to the provisions of the Plan, the Compensation Committee shall have the sole authority and discretion to (i) construe and interpret the Plan, (ii) establish, amend, change and/or rescind rules for administration of the Plan, (iii) make all designations and determinations under the Plan, and (iv) decide all questions concerning the Plan and to take all other steps necessary or advisable in the administration of the Plan. The Compensation Committee who may alter, amend, nullify or terminate the terms of the Plan or may authorize or withhold payment of any award under the Plan.

Neither the Compensation Committee, nor any officer or employee of the Company acting on its behalf, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan. The Compensation Committee and each and any officer or employee of the Company acting on its behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation taken or made in good faith with respect to the Plan.

Eligibility & Participation

Participation in the Plan is restricted to those employees designated eligible to participate in the Plan by the Compensation Committee. In addition, in order to be eligible to participate in the Plan, participants shall be required to sign the Company’s restrictive covenant agreement. For the avoidance of doubt, the covenants set forth in the restrictive covenant agreement shall not supersede any obligation or prohibition to which participant is subject pursuant to any existing agreement, plan, or policy.

Designation as a participant in the Plan for any performance period shall not be construed as conferring any right to continued employment with the Company or to continued participation in the Plan in any subsequent year. Designation as a participant in the Plan shall not be construed as guaranteeing any payout of an award under the Plan.

Each participant in the Plan will receive an award letter (“Award Letter”) informing the participant of their participation in the Plan, and setting forth specific details of their award hereunder, including without limitation, the participant’s individual target bonus amount.

Definitions

“Accumulated Net Income” means for any specified period, Adjusted Net Income.

“Adjusted Net Income” means, for any period, the reported net income (or loss) of the Company and its subsidiaries for such period as determined in accordance with GAAP on a consolidated basis, as reported in the Company’s Annual Report on Form 10-K adjusted, to the extent included in calculating such net income (loss), by excluding, without duplication: (i) all extraordinary gains or losses (less all fees and expenses relating thereto) including such gains or losses attributable to the sale of a business unit; (ii) any net gain or loss arising from any write-up (or write-down) of balance sheet assets due to statutory or regulatory changes, (iii) gains (or losses) from the fluctuation in market price of securities owned by the Company, (iv) dividend income from the Company’s securities portfolio, and (v) such additional exceptional items at the discretion of the Compensation Committee, to be reviewed annually.

“Performance Period” means the three-year period stated in a participant’s Award Letter.

“Total 3-Year Accumulated Net Income” means the Company’s Accumulated Net Income over the Performance Period.

Award Opportunities

The Compensation Committee will approve an incentive award participation percentage for each participant. The incentive award participation percentage shall be expressed as a percentage of Total 3-Year Accumulated Net Income and shall be communicated to each participant in their Award Letter.

Total 3-Year Accumulated Net Income

The Plan uses Total 3-Year Accumulated Net Income to determine payout of awards as set out in the participant’s Award Letter, with payout based on the participant’s incentive award participation percentage.

As soon as administratively feasible after the conclusion of the Performance Period and subsequent audit, the Compensation Committee will determine the award payments (if any) in accordance with the Plan terms. All decisions made by the Compensation Committee shall be final, binding and conclusive on all participants and all other persons.

In the event of material acquisitions or dispositions during the Performance Period, the performance measurement criteria and/or the determination of awards under the Plan, may be adjusted in an equitable and proportionate manner as determined by the Compensation Committee in its sole discretion; provided, further, in the event of any other extraordinary transactions and items, including, without limitation, restructurings, recapitalizations, liquidations, and non-recurring events during the Performance Period, such criteria and/or the award determinations may be adjusted by the Compensation Committee as it deems appropriate and equitable, in its sole discretion, to prevent dilution or enlargement of the awards intended to be made available under the Plan.

Sale of the Business

In the event of a sale of the Company or divestiture of an operating company or business unit, the Compensation Committee shall exercise its discretion to determine the treatment of awards under the Plan in connection with the closing of with such sale/divestiture.

Terminations

All payments under the Plan are expressly contingent upon the participant being employed as of the bonus payment date (which shall be following completion of the audited financials, and in all events during the calendar year following the conclusion of the Performance Period).

If (i) a participant’s employment is involuntarily terminated by the Company prior to the bonus payment date due to a reduction-in-force, cost reduction or restructure, or (ii) a participant dies, becomes disabled or retires prior to the bonus payment date, then the Compensation Committee may in its sole discretion determine whether or not a bonus under the Plan will be paid and the amount of such bonus. In the event that the Compensation Committee exercises its discretion to pay a bonus in such circumstances, such payment shall be subject to the participant (or a participant’s heirs) executing and not revoking a release agreement in favor of the Company (in the form and manner to be provided by the Company) and payment shall be made by March 15 the year following the year in which the termination occurs.

Employee Misconduct

If the Company determines that any participant has violated Company rules, policy or practices prior to actual payment of any awards under the Plan, the Company may, in its sole discretion, refuse to make an award that otherwise might have been available to the participant.

Any participant who falsifies, manipulates or is negligent in the processing of information in connection with the computation of performance measures or payments under the Plan may, in the sole discretion of the Company, forfeit all outstanding awards and may be subject to disciplinary action up to and including termination.

The awards and any award payments made under the Plan will be subject to the Company’s Clawback Policy and shall also be subject to clawback or recalculation by the Company in the event of any violation of any non-competition, non-solicitation, non-disparagement or non-disclosure covenant or agreement with the Company (after giving effect to any applicable cure period set forth therein), as determined by the Compensation Committee in its sole discretion.

Form and Time of Payment

Except as otherwise specifically provided for herein, (i) awards under the Plan are discretionary and shall not be considered wages or compensation prior to payment, if any, of such awards and (ii) the participant must be actively employed on, and have not submitted notice of resignation prior to, the date of payment of the awards or no payment will be made to such participant. An award shall only be payable under the Plan if the Compensation Committee determines, in its sole discretion, to provide one in accordance with the terms of the Plan.

Awards will be evaluated and an award payment (if any) will be determined based on performance in accordance with the Plan document after the end of the Performance Period. Awards, when and if paid out, may be paid in the form of a lump sum cash payment as a gross amount less required and applicable tax withholding, as soon as possible after the approval of the Company’s audited financials, contingent upon the participant being employed as of the bonus payment date (except as otherwise provided herein); provided, however, that the Compensation Committee reserves the right to settle up to 50% of the award (if any) in common limited partnership units of the Company issued pursuant to the Amended and Restated Steel Partners Holdings L.P. 2018 Incentive Award Plan (or any successor or replacement plan) as may be permitted under the terms of such plan. The number of common units delivered will be determined by the Committee based on the dollar volume-weighted average price for such the units on the principal securities exchange or securities market on which such units are then listed during the 20 consecutive trading days immediately prior to the last day of the Performance Period.

Award Approvals

All awards must have the approval of the Compensation Committee.

Miscellaneous

Nothing in the Plan shall be construed (i) to give any participant any right to be granted any particular payout amount other than at the Compensation Committee’s sole discretion, (ii) to limit the right of the Company to terminate the employment of any participant at any time, or (iii) to be evidence of any agreement or understanding, express or implied, of a participant’s right to continued employment. Consequently, any entitlement arises only once the Compensation Committee has determined, in its sole discretion, that a participant is entitled to receive a payout award according to the rules of the Plan (subject to any continued employment requirement). Until such approval by Compensation Committee, no participant is entitled to rely on any statement or representation made by any employee or other person regarding a payout under the Plan. The calculation, determination, and payment of any awards made under the Plan are subject to the absolute discretion of the Compensation Committee. The Compensation Committee also reserve the right to alter, amend, nullify or terminate the terms of the Plan or reduce or modify any award payments under the Plan for any reason (to the fullest extent legally permissible under applicable laws), including, without limitation, if, in particular due to unforeseen changes in legal or factual circumstances, a continuation of the Plan at all or on unchanged terms and conditions would constitute a hardship for the Company.

The Company’ books and records and internal methods of accounting shall be conclusive for all purposes under the Plan, and the Compensation Committee may rely on them as such.

Except as expressly provided herein, no right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge. Nothing in the Plan shall be construed as giving any participant or his or her legal representative or estate, or designated beneficiary, any claim against any specific assets of the Company or its subsidiaries or affiliates or as imposing any trustee relationship upon the Company in respect of the participant. The Company shall not be required to segregate any assets in order to provide for the satisfaction of the obligations hereunder. If and to the extent that a participant, his or her legal representative or estate or beneficiary, or any other individual acquires a right to receive any payment pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

Except as expressly provided in the Plan, or in a written agreement between Company and a participant that specifically refers to awards under the Plan, the Plan document represents the sole understanding between Company and participants concerning its subject matter and it supersedes all prior agreements, arrangements, understandings, warranties, representations, and statements, whether written or oral, between the parties concerning its subject matter.

To the extent any provision of the Plan (or any payout) or action by the Company would subject any participant to liability for interest or additional taxes under Section 409A of the Internal Revenue Code (“Code”), it will be deemed null and void, to the extent permitted by law and deemed advisable by the Compensation Committee. It is intended that the Plan (and any payout) will comply with Code Section 409A, and the Plan (and any payout) shall be interpreted and construed on a basis consistent with such intent. The Plan (and any payout) may be amended in any respect deemed necessary (including retroactively) by the Company in order to preserve compliance with, or exemption from, Code Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for Plan payouts. Notwithstanding any provisions of the Plan to the contrary, and to the extent permitted by applicable law (including Code Section 409A), Company may offset any amounts to be paid to a participant, his or her legal representative or estate or beneficiary, under the Plan against any amounts that such participant may owe to the Company.

Nothing in the Plan shall be construed (i) to limit, impair or otherwise affect the Company’ right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets or (ii) to limit the right or power of the Company to take any action which such entity deems to be necessary or appropriate.

If, at the time of enforcement of the provisions under the Plan, the duration or scope stated herein are unreasonable or otherwise unenforceable under circumstances then existing, then the maximum permissible duration or scope or under such circumstances shall be substituted to the extent permitted by law.

Section headings are used in the Plan for convenience of reference only and shall not affect the meaning of any provision of the Plan. In the event that any one or more of the provisions of the Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. If, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to appear reasonable and to enforce the remainder of these covenants as so amended.

Amendment, Suspension or Termination of Plan

The Company, in its sole discretion, reserves the right to modify, suspend, or terminate, in whole or in part, any or all provisions of the Plan.

Governing Law and Arbitration

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflicts of laws. All disputes and claims of any nature that a participant (or such participant’s transferee or estate) may have against the Company arising out of or in any way related to the Plan or any Award Letter shall be submitted to and resolved exclusively by binding arbitration conducted in the State of Delaware (or such other location as the parties may agree) in accordance with the applicable rules of the American Arbitration Association then in effect, and the arbitration shall be heard and determined by a panel of three arbitrators in accordance with such rules. The arbitration decision shall be final and binding upon all parties to the arbitration. The participant agrees that judgment upon any award rendered by the arbitration panel may be entered in the United States District Court for the District of Delaware or any Delaware state court sitting in the State of Delaware. To the maximum extent permitted by law, the participant shall irrevocably waive any right of appeal from any judgment rendered upon any such arbitration award in any such court.